Exhibit 16.1

Ernst & Young LLP One Commerce Square 2005 Market St. Suite 700 Philadelphia, PA 19103 Tel: 215 448- 5000 Fax: 215 448- 4069 www.ey.com

May 21, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated May 21, 2012, of Delphi Financial Group, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs contained therein. We have no basis to agree or disagree with the other statements contained therein.

Ernst & Young LLP